SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 10, 2007

CHAMPION PARTS, INC.

(Exact name of Registrant as specified in its Charter)

Illinois	1-7807	36-2088911
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2005 West Avenue B, Hope, Arkansas	71801
(Address of principal executive offices)	(Zip Code)

(870) 777-8821
Registrant's telephone number, including area code

Item 1.03

Bankruptcy or Receivership

On Wednesday, October 10, 2007, Champion Parts, Inc., (the “Debtor”), filed a voluntary petition with the United States Bankruptcy Court for the Western District of Arkansas, (the “Court”) under Chapter 11 of Title 11 of the United States Code in order that it may reorganize its financial obligations and capital structure (Case Nos. 4:07-bk-73253). The Debtor will file motions to continue to operate its business as “debtor-in possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court.

The Debtors have received written notice from PNC Bank, National Association, (“the Lender”) its primary lender of various events of default under the loan covenants and agreements with the lender. Discussions with the senior lender resulted in its decision that the company should file for Chapter 7 liquidation under the applicable bankruptcy law.  However the Company believes it is a viable going concern, and can succeed in the future. The lender has stated that it intends to seek an orderly liquidation of the Company. As a result, the Company intends to seek from the Bankruptcy Court an order allowing it to use Cash Collateral to remain in business and service the needs of its customers.

There can be no assurance as to what the Bankruptcy Court will allow. If it does not allow the use of Cash Collateral, it is likely that the bank will have a Receiver appointed to oversee the orderly liquidation of the Company. If the Court allows the use of Cash Collateral, the Company intends to continue to sell to its customers and to seek to maximize the value for all its creditors and shareholders.

The Company intends to submit its plan of reorganization subject to the approval of the Court.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2007	CHAMPION PARTS, INC. By:/s/ W. Jason Guzek W. Jason Guzek Chief Executive Officer